Execution Version

AMENDMENT TO SUBADVISORY AGREEMENT

FOR AST INTERNATIONAL EQUITY PORTFOLIO OF

ADVANCED SERIES TRUST

Each of PGIM Investments LLC and AST Investment Services, Inc. (“ASTIS”) (together, the “Co- Managers”) on the one hand, and on the other hand, PGIM Quantitative Solutions LLC (“PGIM Quantitative Solutions”, “Subaviser”) hereby agree to amend the Subadvisory Agreement, dated as of March 10, 2023, by and among the Co -Manager and the Subadviser, pursuant to which the Subadviser has been retained to provide investment advisory services to the AST International Equity Portfolio of the Advanced Series Trust (the “Subadvisory Agreement”), as set forth below (capitalized terms used in this Amendment but not defined herein shall have the meanings given to them in the Subadvisory Agreement):

1.Schedule A of the Subadvisory Agreement is hereby deleted and replaced with the Schedule A attached to this Amendment.

2.The Subadvisory Agreement is unchanged in all other respects.

IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC and PGIM Quantitative Solutions LLC have duly executed this Amendment as of the effective date of this Amendment, effective as of the “Effective Date as Revised” set forth in this Amendment.

PGIM INVESTMENTS LLC

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: Senior Vice President

AST INVESTMENT SERVICES, INC.

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: President

PGIM QUANTITATIVE SOLUTIONS LLC

By: /s/ Jonathan Ryan

Name: Jonathan Ryan

Title: Vice President

Effective Date as Revised: January 13, 2025

SCHEDULE A

Advanced Series Trust

AST International Equity Portfolio

As compensation for services provided by PGIM Quantitative Solutions LLC (the “Subadviser”), PGIM Investments LLC and AST Investment Services, Inc. will pay the Subadviser a subadvisory fee on the net assets managed by the Subadviser that is equal, on an annualized basis, to the following:

Portfolio	Subadvisory Fee*
AST International Equity Portfolio	0.255% of average daily net assets on all assets

*In the event the Subadviser invests its Allocated Assets in any other pooled investment vehicle it manages or subadvises, the Subadviser will waive its subadvisory fee hereunder in an amount equal to the acquired fund fee paid to the Subadviser with respect to the Allocated Assets so invested. Notwithstanding the foregoing, under no circumstances will the subadvisory fee waivers referred to in the preceding sentence exceed 100% of the subadvisory fee.

Effective Date as Revised: January 13, 2025

2